Exhibit 99.1
For Immediate Release
ORIGIN BANCORP, INC. REPORTS EARNINGS FOR THIRD QUARTER 2022
RUSTON, Louisiana (October 26, 2022) - Origin Bancorp, Inc. (Nasdaq: OBNK) (“Origin” or the “Company”), the holding company for Origin Bank (the “Bank”), today announced net income of $16.2 million, or $0.57 diluted earnings per share for the quarter ended September 30, 2022, compared to $21.3 million, or $0.90 diluted earnings per share, for the quarter ended June 30, 2022, and compared to net income of $27.0 million, or $1.14 diluted earnings per share for the quarter ended September 30, 2021. Adjusted net income(1) for the quarter ended September 30, 2022, was $31.1 million, or $1.09 adjusted diluted earnings per share(1). Pre-tax, pre-provision net income ("PTPP")(1) was $36.0 million.
"This was a significant and exciting quarter for Origin as we showed strong core profitability and completed the merger with BT Holdings,” said Drake Mills, chairman, president and CEO of Origin Bancorp, Inc. “Origin now has meaningful expansion across the I-20 corridor in East Texas and adds impressive depth in Dallas and Fort Worth.”
(1) Adjusted net income, adjusted diluted earnings per share and PTPP are non-GAAP financial measures, please see the last few pages of this document for a reconciliation of these alternative financial measures to their comparable GAAP measures.
Third Quarter Financial Highlights
•On August 1, 2022, the Company completed its previously announced merger with BT Holdings, Inc., (“BTH”). As a result of the merger with BTH, the Company recorded a $14.9 million provision expense for loan credit losses for the Current Expected Credit Loss ("CECL") requirement on non-Purchased Credit Deteriorated ("PCD") loans, along with a $5.5 million allowance for loan credit losses on PCD loans. In total, the Company incurred $18.5 million in merger-related expenses during the quarter ended September 30, 2022, which includes the $14.9 million provision expense for loan credit losses.
•The Company's annualized returns on average assets ("ROA") and average equity ("ROE") were 0.70% and 6.86%, respectively, for the quarter ended September 30, 2022. Additionally, the Company's annualized adjusted returns on average assets ("Adjusted ROA") and adjusted return on average equity ("Adjusted ROE") were 1.34% and 13.14%, respectively, for the quarter ended September 30, 2022.
•Net interest income for the quarter ended September 30, 2022, was $78.5 million, reflecting a $19.0 million, or 32.0% increase, compared to the linked quarter, and a $26.0 million, or 49.5% increase, compared to the prior year quarter.
•The fully tax-equivalent net interest margin (“NIM”) was 3.68% for the quarter ended September 30, 2022, reflecting a 45 basis point increase from the linked quarter and a 66 basis point increase from the quarter ended September 30, 2021. The fully tax-equivalent NIM, excluding the net purchase accounting accretion (“PAA”) from the net interest income for the quarter ended September 30, 2022, was 3.61%.
•Total loans held for investment (“LHFI”) at September 30, 2022, were $6.88 billion. Adjusting for the impact of the BTH merger, and excluding mortgage warehouse lines of credit, loan growth during the quarter was $215.3 million, or 3.5%.
•Provision for credit losses was a net expense of $16.9 million for the quarter ended September 30, 2022, compared to a net expense of $3.5 million and a net benefit of $3.9 million for the linked quarter and the quarter ended September 30, 2021, respectively. The increase was primarily due to the merger with BTH, which required a Day 1 CECL loan provision of $14.9 million.
•The allowance for loan credit losses ("ALCL") to LHFI was 1.21% at September 30, 2022, compared to 1.14% at June 30, 2022. The ALCL to LHFI, adjusted(2) was 1.29% at September 30, 2022, compared to 1.25% at June 30, 2022.

•Total nonperforming LHFI to total LHFI was 0.20% at September 30, 2022, compared to 0.25% at June 30, 2022, and 0.47% at September 30, 2021, reflecting a 20.0% and 57.4% decrease in the ratio when compared to the linked quarter and prior year quarter, respectively. The ALCL to nonperforming LHFI was 594.1% at September 30, 2022, compared to 448.2% and 284.9% at the linked quarter and prior year quarter, respectively.
(2) The ALCL to total LHFI, adjusted, is calculated at September 30, 2022, by excluding the ALCL for warehouse loans from the total LHFI ALCL in the numerator and excluding the warehouse loans from the LHFI in the denominator. For the periods prior to September 30, 2022, it is calculated by excluding the ALCL for warehouse loans from the total LHFI ALCL in the numerator and excluding the PPP and warehouse loans from the LHFI in the denominator. Due to their low-risk profile, mortgage warehouse loans require a disproportionately low allocation of the ALCL and PPP loans are fully guaranteed by the Small Business Administration ("SBA").
Results of Operations for the Three Months Ended September 30, 2022
Net Interest Income and Net Interest Margin
Net interest income for the quarter ended September 30, 2022, was $78.5 million, an increase of $19.0 million, or 32.0%, compared to the linked quarter. Purchase accounting accretion on acquired loans was $1.2 million during the current quarter, with remaining purchase accounting net loan discounts totaling $3.9 million at September 30, 2022. Net purchase accounting accretion income on deposits and sub-debt totaled $228,000, bringing the total impact from purchase accounting treatment on net interest income to $1.4 million for the three months ended September 30, 2022. Excluding the net purchase accounting accretion, the increase in net interest income was almost equally due to increases in average interest-earning assets and increases in market interest rates, partially offset by higher interest expense primarily due to rate increases on average savings and interest-bearing deposit balances and borrowings, as explained further in the paragraph below.
The table below presents the estimated loan and deposit accretion and sub-debt amortization schedule resulting from the BTH merger purchase accounting adjustments for the periods shown.

	Loan Accretion Income	Deposit Accretion Income	Sub-Debt Amortization Expense	Total Expected Impact to Net Interest Income
3Q2022 (actual, realized)	$1,187	$238	$(10)	$1,415
4Q2022 (estimated)	$1,653	$250	$(15)	$1,888
For the years ending (estimated):
2023	2,023	218	(62)	2,179
Thereafter	223	23	(706)	(460)
Total remaining purchase accounting adjustment at September 30, 2022	$3,899	$491	$(783)	$3,607
The increase in net interest income for the three-month period ended September 30, 2022, was the result of a $25.4 million increase in total interest income partially offset by a $6.4 million increase in interest expense. Increases in market interest rates drove a $13.6 million increase in total interest income, while increases in average interest-earning assets drove an $11.8 million increase in total interest income. The increase in interest expense was primarily due to market rate increases, which drove a $4.2 million increase in interest expense on deposits and a $1.0 million increase in interest expense on FHLB advances and subordinated debt.
The Federal Reserve Board sets various benchmark rates, including the Federal Funds rate, and thereby influences the general market rates of interest, including the loan and deposit rates offered by financial institutions. In early 2020, the Federal Reserve lowered the target rate range to 0.00% to 0.25%. These rates remained in effect throughout all of 2021. On March 17, 2022, the target rate range was increased to 0.25% to 0.50%, then subsequently increased four more times during 2022, with the most recent and current Federal Funds target rate range being set at September 21, 2022, to 3.00% to 3.25%. At September 30, 2022, the Federal Funds target rate range had increased 300 basis points on a year-to-date basis. Increases in market interest rates contributed $11.6 million to the total increase in interest income earned on total LHFI, while market interest rates increased our total deposit interest expense by $4.2 million during the current quarter compared to the linked quarter.

The yield on LHFI was 4.94% and 4.26% for the three months ended September 30, 2022, and June 30, 2022, respectively, and average LHFI balances increased to $6.39 billion for the quarter ended September 30, 2022, compared to $5.24 billion for the linked quarter. The yield on total investment securities was 2.12% for the three months ended September 30, 2022, compared to 1.85% for the linked quarter. Additionally, the rate on interest-bearing deposits increased to 0.64% for the quarter ended September 30, 2022, compared to 0.29% for the quarter ended June 30, 2022, and average interest-bearing deposit balances increased to $4.83 billion from $4.27 billion for the linked quarter. Average balances of subordinated debentures also increased to $186.8 million for the quarter ended September 30, 2022, compared to $157.5 million for the linked quarter due to subordinated indebtedness assumed in the merger, and reflected a rate of 4.81% for the current quarter compared to 4.64% for the linked quarter.
The fully tax-equivalent NIM was 3.68% for the quarter ended September 30, 2022, a 45 basis point increase and a 66 basis point increase compared to the linked quarter and the prior year quarter, respectively. The yield earned on interest-earning assets for the quarter ended September 30, 2022, was 4.23%, an increase of 70 basis points and an increase of 90 basis points compared to the linked quarter and the prior year quarter, respectively. The rate paid on total deposits for the quarter ended September 30, 2022, was 0.41%, representing a 22 basis point increase from the linked quarter and a 20 basis point increase compared to the prior year quarter. The rate paid on subordinated debentures also increased to 4.81%, reflecting a 17 and an 18 basis point increase compared to the linked quarter and prior year quarter, respectively. The net increase in accretion income due to the BTH merger increased the fully tax-equivalent NIM by approximately seven basis points during the current quarter.
Credit Quality
The table below includes key credit quality information:

	At and For the Three Months Ended		$ Change	% Change
(Dollars in thousands)	September 30, 2022	June 30, 2022	Linked Quarter	Linked Quarter
Past due LHFI	$10,866	$7,186	$3,680	51.2%
ALCL	83,359	63,123	20,236	32.1
Classified loans	69,781	52,115	17,666	33.9
Total nonperforming LHFI	14,031	14,085	(54)	(0.4)
Provision for credit losses	16,942	3,452	13,490	390.8
Net charge-offs	1,078	1,553	(475)	(30.6)
Credit quality ratios(1):
ALCL to nonperforming LHFI	594.11%	448.16%	N/A	14595 bp
ALCL to total LHFI	1.21	1.14	N/A	7 bp
ALCL to total LHFI, adjusted(2)	1.29	1.25	N/A	4 bp
Nonperforming LHFI to LHFI	0.20	0.25	N/A	-5 bp
Net charge-offs to total average LHFI (annualized)	0.07	0.12	N/A	-5 bp
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(1)Please see the Loan Data schedule at the back of this document for additional information.
(2)The ALCL to total LHFI, adjusted, is calculated at September 30, 2022, by excluding the ALCL for warehouse loans from the total LHFI ALCL in the numerator and excluding the warehouse loans from the LHFI in the denominator. For the periods prior to September 30, 2022, it is calculated by excluding the ALCL for warehouse loans from the total LHFI ALCL in the numerator and excluding the PPP and warehouse loans from the LHFI in the denominator. Due to their low-risk profile, mortgage warehouse loans require a disproportionately low allocation of the ALCL and PPP loans are fully guaranteed by the SBA.
The Company recorded a credit loss provision of $16.9 million during the quarter ended September 30, 2022, compared to a credit loss provision of $3.5 million recorded during the linked quarter. The increase is primarily due to the merger with BTH, completed on August 1, 2022, which required a Day 1 CECL loan provision of $14.9 million. The remaining $2.1 million provision for credit losses in excess of the loan credit loss provision recorded in conjunction with the BTH merger was primarily due to a $1.2 million provision expense for off-balance sheet items due to an increase in unfunded loan commitments unrelated to those acquired in the BTH merger.

Overall, absent the impact of the BTH merger and its effect on the following: provision of $14.9 million, classified loans of $17.5 million, past due loans of $3.1 million, and nonperforming LHFI of $3.0 million, most credit metrics improved at September 30, 2022, when compared to the linked quarter. The ALCL to nonperforming LHFI increased to 594.1% at September 30, 2022, compared to 448.2% at June 30, 2022, driven by the $20.2 million increase in the Company’s ALCL for the quarter, which was predominately driven by the BTH merger. Quarterly net charge-offs decreased to $1.1 million from $1.6 million for the linked quarter, decreasing to 0.07% (annualized) to total average LHFI for the quarter ending September 30, 2022, compared to 0.12% (annualized) for the quarter ending June 30, 2022. Also, primarily due to the BTH merger, classified loans increased $17.7 million at September 30, 2022, compared to the linked quarter and represented 1.01% of LHFI, at September 30, 2022, compared to 0.94% at June 30, 2022. The ALCL to total LHFI increased to 1.21% at September 30, 2022, compared to 1.14% at June 30, 2022.
Noninterest Income
Noninterest income for the quarter ended September 30, 2022, was $13.7 million, a decrease of $493,000, or 3.5%, from the linked quarter. The decrease from the linked quarter was primarily driven by decreases of $3.3 million in mortgage banking revenue, offset by an increase of $1.7 million in gain on sales of securities, net.
The $3.3 million decrease in mortgage banking revenue compared to the linked quarter was primarily driven by an 11% reduction in origination volume, a 30% reduction in sales volume and a 45% reduction in sales margin experienced in the current quarter. Also contributing to the decline was a $2.0 million impairment of the GNMA MSR portfolio.
The gain on sales of securities, net, increased $1.7 million when compared to the quarter ended June 30, 2022, due to the sale of primarily legacy BTH securities during the current quarter as a result of investment strategy and liquidity management. The proceeds from the sale were primarily used to pay down our short-term FHLB borrowings.
Noninterest Expense
Noninterest expense for the quarter ended September 30, 2022, was $56.2 million, an increase of $12.1 million compared to the linked quarter. The increase from the linked quarter was primarily driven by increases of $4.5 million, $2.8 million and $1.3 million in salaries and employee benefits expense, merger-related expenses, and intangible asset amortization expense, respectively.
The $4.5 million increase in salaries and employee benefits expense was primarily driven by the addition of 123 full-time equivalent employees due to the BTH merger, which contributed $2.3 million to the total increase. Additionally, incentive accruals increased by $995,000 due to exceeding performance metrics during the period. We made the decision last quarter to implement inflationary raises for a large segment of our employees.
Merger-related expenses associated with the BTH merger were $3.6 million during the current quarter.
The $1.3 million increase in intangible asset amortization expense was due to the core deposit intangible established in conjunction with the BTH merger.
Income Taxes
The effective tax rate was 14.8% during the quarter ended September 30, 2022, compared to 18.4% during the linked quarter and 18.8% during the quarter ended September 30, 2021. The effective tax rate for the quarter ended September 30, 2022, was lower due to tax-exempt items having a larger than proportional effect on the Company's effective income tax rate as income before taxes was lower for the quarter ended September 30, 2022, compared to both the linked quarter and same quarter last year primarily due to merger-related expense during the current quarter.
Financial Condition
Loans
•Total LHFI increased $1.35 billion compared to the linked quarter and $1.70 billion compared to September 30, 2021.
•On August 1, 2022, we acquired $1.24 billion in loans, net of fair value adjustments, from BTH.
•Adjusting for the impact of BTH and excluding mortgage warehouse loans, loan growth during the current quarter totaled $215.3 million, or 3.5%, when compared to the linked quarter.
•Mortgage warehouse lines of credit totaled $460.6 million at September 30, 2022, a decrease of $71.3 million, or 13.4%, compared to the linked quarter and a decrease of $252.8 million, or 35.4%, compared to September 30, 2021.
•Total LHFI at September 30, 2022, were $6.88 billion, reflecting an increase of 24.5% compared to the linked quarter and 32.7% compared to September 30, 2021.

Securities
•Total securities at September 30, 2022, were $1.69 billion, a decrease of $125.5 million, or 6.9%, compared to the linked quarter and an increase of $154.7 million, or 10.1%, compared to September 30, 2021.
•The fair value of acquired BTH securities totaled $456.8 million.
•The Company sold $447.5 million of primarily legacy BTH available for sale ("AFS") securities during the quarter ended September 30, 2022, and used the majority of the funds to pay down short-term Federal Home Loan Bank ("FHLB") advances.
•The steepening of the short end of the yield curve during the year-to-date 2022 period negatively impacted the fair value of the AFS portfolio and caused an accumulated other comprehensive loss of $175.2 million, $59.3 million of which was recorded during the current quarter.
•The total securities portfolio effective duration was 5.2 years as of September 30, 2022, compared to 4.4 years as of June 30, 2022.

Deposits
•Total deposits increased $1.47 billion compared to the linked quarter and increased $1.62 billion compared to September 30, 2021, respectively.
•The merger with BTH reflected the addition of $1.57 billion of deposits, net of fair value adjustments, at August 1, 2022, and contributed $865.9 million in interest-bearing demand, $398.1 million in noninterest-bearing and $302.5 million in time deposits.
•Adjusting for the impact of BTH, deposits decreased $139.7 million during the quarter ended September 30, 2022, compared to June 30, 2022, and grew $4.7 million compared to September 30, 2021. The quarterly decrease was due in large part to one customer moving deposits out of the bank due to a business transaction combined with our strategic decision to allow some non-core funding to leave the bank.
•For both the quarter ended September 30, 2022, and the linked quarter, average noninterest-bearing deposits as a percentage of total average deposits were 34.9% compared to 31.7% for the quarter ended September 30, 2021.

Borrowings
•The Company assumed $37.6 million of subordinated promissory notes ("Notes") from BTH in conjunction with the merger, $10.1 million in repurchase agreements with former BTH depositors and $7.2 million in junior subordinated debt.
•During the quarter ended September 30, 2022, short-term FHLB advances decreased from $600.0 million to $150.0 million. As mentioned above, the Company sold primarily legacy BTH AFS securities during the quarter ended September 30, 2022, and used the majority of the funds to pay down short-term FHLB advances.

Stockholders’ Equity
•Stockholders’ equity was $907.0 million at September 30, 2022, an increase of $260.7 million compared to $646.4 million at June 30, 2022, and an increase of $201.4 million compared to $705.7 million at September 30, 2021.
•The increase in stockholders’ equity is primarily associated with the BTH merger, which drove a $306.3 million increase in stockholders' equity and net income for the quarter of $16.2 million. These increases were partially offset by a $59.3 million other comprehensive loss, net of tax, and dividend during the current quarter of $4.6 million.
•Book value and tangible book value were negatively impacted by an accumulated other comprehensive loss, net of tax, experienced primarily on the Company's AFS securities portfolio of $175.2 million at September 30, 2022, with $59.3 million of the loss recorded during the current quarter.
Conference Call
Origin will hold a conference call to discuss its third quarter 2022 results on Thursday, October 27, 2022, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial (888) 437-3179 (U.S. and Canada); and (862) 298-0702 (International), and request to be joined into the Origin Bancorp, Inc. (OBNK) call. A simultaneous audio-only webcast may be accessed via Origin’s website at www.origin.bank under the Investor Relations, News & Events, Events & Presentations link or directly by visiting: https://www.webcaster4.com/Webcast/Page/2864/46747.

If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin’s website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.

About Origin
Origin Bancorp, Inc. is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly owned bank subsidiary, Origin Bank, was founded in 1912 in Choudrant, Louisiana. Deeply rooted in Origin’s history is a culture committed to providing personalized, relationship banking to businesses, municipalities, and personal clients to enrich the lives of the people in the communities it serves. Origin provides a broad range of financial services and currently operates 59 banking centers located from Dallas/Fort Worth, East Texas and Houston, across North Louisiana and into Mississippi. For more information, visit www.origin.bank.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin’s future financial performance, business and growth strategy, projected plans and objectives, including the Company’s loan loss reserves and allowance for credit losses related to the COVID-19 pandemic and any expected purchases of its outstanding common stock, and related transactions and other projections based on macroeconomic and industry trends, including expectations regarding and efforts to respond to the COVID-19 pandemic and changes to interest rates by the Federal Reserve and the resulting impact on Origin’s results of operations, estimated forbearance amounts and expectations regarding the Company’s liquidity, including in connection with advances obtained from the FHLB, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin’s control. Statements or statistics preceded by, followed by or that otherwise include the words “assumes,” “anticipates,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects,” and similar expressions or future or conditional verbs such as “could,” “may,” “might,” “should,” “will,” and “would” and variations of such terms are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin’s future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: deterioration of Origin’s asset quality; factors that can impact the performance of Origin’s loan portfolio, including real estate values and liquidity in Origin’s primary market areas; the financial health of Origin’s commercial borrowers and the success of construction projects that Origin finances; changes in the value of collateral securing Origin’s loans; developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; Origin’s ability to anticipate interest rate changes and manage interest rate risk, (including the impact of higher interest rates on macroeconomic conditions, and customer and client behavior); the effectiveness of Origin’s risk management framework and quantitative models; the risk of widespread inflation; Origin’s inability to receive dividends from Origin Bank and to service debt, pay dividends to Origin’s common stockholders, repurchase Origin’s shares of common stock and satisfy obligations as they become due; business and economic conditions generally and in the financial services industry, nationally and within Origin’s primary market areas, including the impact of supply-chain disruptions and labor pressures; changes in Origin’s operation or expansion strategy or Origin’s ability to prudently manage its growth and execute its strategy; changes in management personnel; Origin’s ability to maintain important customer relationships, reputation or otherwise avoid liquidity risks; increasing costs as Origin grows deposits; operational risks associated with Origin’s business; volatility and direction of market interest rates; significant turbulence or a disruption in the capital or financial markets and the effect of a fall in stock market prices on our investment securities; increased competition in the financial services industry, particularly from regional and national institutions; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Origin operates and in which its loans are concentrated; an increase in unemployment levels and slowdowns in economic growth; Origin’s level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in Origin’s loan portfolio; changes in laws, rules, regulations, interpretations or policies relating to financial institutions, and potential expenses associated with complying with such regulations; periodic changes to the extensive body of accounting rules and best practices; further government intervention in the U.S. financial system; compliance with governmental and regulatory requirements, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and others relating to banking, consumer protection, securities, and tax matters; Origin’s ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; changes in the utility of Origin’s non-GAAP liquidity measurements and its underlying assumptions or estimates; uncertainty regarding the transition away from the London Interbank Offered Rate (“LIBOR”) and the impact of any replacement alternatives such as the Secured Overnight Financing Rate (“SOFR”) on Origin’s business; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies and similar organizations; natural disasters and adverse weather events, acts of terrorism, an outbreak of hostilities (including the impacts related to or resulting from Russia's military action in Ukraine, including the imposition of additional sanctions and export controls, as well as the broader impacts to financial markets and the global macroeconomic and geopolitical environments, regional or national protests and civil unrest (including any resulting branch closures or property damage), widespread illness or public health outbreaks or other international or domestic calamities, and other matters beyond Origin’s control; and system failures, cybersecurity threats or security breaches and the cost of defending against them. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Origin’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and any updates to those sections set forth in Origin’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin’s underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin’s behalf may issue. Annualized, pro forma, adjusted, projected, and estimated numbers are used for illustrative purposes only, are not forecasts, and may not reflect actual results.
Contact:
Investor Relations
Chris Reigelman
318-497-3177
chris@origin.bank

Media Contact
Ryan Kilpatrick
318-232-7472
rkilpatrick@origin.bank

Origin Bancorp, Inc.
Selected Quarterly Financial Data

	Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Income statement and share amounts	(Dollars in thousands, except per share amounts, unaudited)
Net interest income	$78,523	$59,504	$52,502	$54,180	$52,541
Provision for credit losses	16,942	3,452	(327)	(2,647)	(3,921)
Noninterest income	13,723	14,216	15,906	16,701	15,923
Noninterest expense	56,241	44,150	42,774	40,346	39,165
Income before income tax expense	19,063	26,118	25,961	33,182	33,220
Income tax expense	2,820	4,807	5,278	4,860	6,242
Net income	$16,243	$21,311	$20,683	$28,322	$26,978
Adjusted net income(1)	$31,087	$21,949	$21,134	$24,155	$26,978
PTPP(1)	36,005	29,570	25,634	30,535	29,299
Basic earnings per common share	0.57	0.90	0.87	1.21	1.15
Diluted earnings per common share	0.57	0.90	0.87	1.20	1.14
Adjusted diluted earnings per common share(1)	1.09	0.92	0.89	1.02	1.14
Dividends declared per common share	0.15	0.15	0.13	0.13	0.13
Weighted average common shares outstanding - basic	28,298,984	23,740,611	23,700,550	23,484,056	23,429,705
Weighted average common shares outstanding - diluted	28,481,619	23,788,164	23,770,791	23,609,874	23,613,010

Balance sheet data
Total LHFI	$6,882,681	$5,528,093	$5,194,406	$5,231,331	$5,187,288
Total assets	9,462,639	8,111,524	8,112,295	7,861,285	7,470,478
Total deposits	7,777,327	6,303,158	6,767,179	6,570,693	6,158,768
Total stockholders’ equity	907,024	646,373	676,865	730,211	705,667

Performance metrics and capital ratios
Yield on LHFI	4.94%	4.26%	4.08%	4.11%	4.05%
Yield on interest-earnings assets	4.23	3.53	3.13	3.35	3.33
Cost of interest-bearing deposits	0.64	0.29	0.26	0.28	0.30
Cost of total deposits	0.41	0.19	0.17	0.19	0.21
NIM - fully tax equivalent ("FTE")	3.68	3.23	2.86	3.06	3.02
NIM - FTE, adjusted (2)	3.61	3.20	2.76	2.92	2.94
Return on average assets (annualized) ("ROA")	0.70	1.08	1.04	1.49	1.43
Adjusted ROA (annualized) (1)	1.34	1.11	1.07	1.27	1.43
PTPP ROA (1)	1.55	1.49	1.29	1.60	1.56
Return on average stockholders’ equity (annualized) ("ROE")	6.86	12.81	11.61	15.70	15.21
Adjusted ROE (annualized) (1)	13.14	13.19	11.86	13.39	15.21
PTPP ROE (1)	15.22	17.77	14.39	16.93	16.52
Book value per common share	$29.58	$27.15	$28.50	$30.75	$30.03
Tangible book value per common share (1)(3)	23.41	25.05	26.37	28.59	28.76
Adjusted tangible book value per common share (1)	29.13	29.92	29.15	28.35	28.26
Efficiency ratio (4)	60.97%	59.89%	62.53%	56.92%	57.21%
Core efficiency ratio(1)	52.16	54.10	58.93	57.25	53.03
Common equity tier 1 to risk-weighted assets (5)	10.51	10.82	11.20	11.20	11.27
Tier 1 capital to risk-weighted assets (5)	10.70	10.96	11.35	11.36	11.42
Total capital to risk-weighted assets (5)	13.98	14.09	14.64	14.77	14.95
Tier 1 leverage ratio (5)	9.63	9.09	8.84	9.20	9.20

Origin Bancorp, Inc.
Selected Quarterly Financial Data
__________________________

(1)Adjusted net income, PTPP earnings, adjusted diluted earnings per common share, adjusted ROA, PTPP ROA, adjusted ROE, PTPP ROE, tangible book value per common share, adjusted tangible book value per common share and core efficiency ratio are either non-GAAP financial measures or use a non-GAAP contributor in the formula. For a reconciliation of these alternative financial measures to their comparable GAAP measures, please see the last few pages of this release.
(2)NIM - FTE, adjusted, is a non-GAAP financial measure, and is calculated for the quarter ended September 30, 2022, by removing the net Purchase Accounting ("PAA") accretion from the net interest income. For periods prior to September 30, 2022, it is calculated by removing average PPP loans from average interest-earning assets and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.
(3)A decline in accumulated other comprehensive loss during the YTD period ended September 30, 2022, negatively impacted total stockholders' equity and tangible common equity and caused tangible book value per common share to decline primarily due to the steepening of the short end of the yield curve that occurred during 2022 and its impact on our investment portfolio.
(4)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.
(5)September 30, 2022, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Selected Year-to-Date Financial Data

	Nine Months Ended September 30,
(Dollars in thousands, except per share amounts)	2022	2021
Income statement and share amounts	(Unaudited)
Net interest income	$190,529	$162,072
Provision for credit losses	20,067	(8,118)
Noninterest income	43,845	45,492
Noninterest expense	143,165	116,433
Income before income tax expense	71,142	99,249
Income tax expense	12,905	19,025
Net income	$58,237	$80,224
Adjusted net income(1)	$74,170	$78,902
PTPP earnings(1)	91,209	91,131
Basic earnings per common share (2)	2.31	3.43
Diluted earnings per common share(2)	2.30	3.40
Adjusted diluted earnings per common share(1)	2.92	3.34
Dividends declared per common share	0.43	0.36
Weighted average common shares outstanding - basic	25,263,681	23,413,794
Weighted average common shares outstanding - diluted	25,366,807	23,606,597

Performance metrics
Yield on LHFI	4.47%	4.03%
Yield on interest-earning assets	3.66	3.45
Cost of interest-bearing deposits	0.40	0.33
Cost of total deposits	0.27	0.23
NIM, FTE	3.28	3.12
NIM - FTE, adjusted (3)	3.25	3.05
ROA (annualized)	0.93	1.44
Adjusted ROA (annualized)(1)	1.18	1.42
PTPP ROA (annualized)(1)	1.45	1.64
ROE (annualized)	10.02	15.81
Adjusted ROE (annualized)(1)	12.76	15.55
PTPP ROE (annualized)(1)	15.69	17.96
Efficiency ratio (4)	61.08	56.09
Core efficiency ratio(1)	54.64	51.46
____________________________
(1)Adjusted net income, PTPP earnings, adjusted diluted earnings per common share, adjusted ROA, PTPP ROA, adjusted ROE, PTPP ROE, and core efficiency ratio are either non-GAAP financial measures or use a non-GAAP contributor in the formula. For a reconciliation of these alternative financial measures to their comparable GAAP measures, please see the last few pages of this release.
(2)Due to the combined impact of the issuance of common stock shares due to the BTH merger on the quarterly average common shares outstanding calculation compared to the impact of the issuance of common stock shares due to the BTH merger on the year-to-date average common outstanding calculation, and the effect of rounding, the sum of the quarterly earnings per common share may not equal the year-to-date earnings per common share amount.
(3)NIM - FTE, adjusted, is a non-GAAP financial measure and is calculated for the nine months ended September 30, 2022, by removing the net PAA accretion from the net interest income. For the nine months ended September 30, 2021, it is calculated by removing average PPP loans from average interest-earning assets and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.
(4)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income

	Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Interest and dividend income	(Dollars in thousands, except per share amounts, unaudited)
Interest and fees on loans	$79,803	$55,986	$51,183	$53,260	$53,182
Investment securities-taxable	7,801	7,116	5,113	4,691	3,449
Investment securities-nontaxable	2,151	1,493	1,400	1,493	1,582
Interest and dividend income on assets held in other financial institutions	1,482	1,193	587	686	538
Total interest and dividend income	91,237	65,788	58,283	60,130	58,751
Interest expense
Interest-bearing deposits	7,734	3,069	2,886	2,957	3,255
FHLB advances and other borrowings	2,717	1,392	1,094	1,161	1,118
Subordinated debentures	2,263	1,823	1,801	1,832	1,837
Total interest expense	12,714	6,284	5,781	5,950	6,210
Net interest income	78,523	59,504	52,502	54,180	52,541
Provision for credit losses	16,942	3,452	(327)	(2,647)	(3,921)
Net interest income after provision for credit losses	61,581	56,052	52,829	56,827	56,462
Noninterest income
Service charges and fees	4,734	4,274	3,998	3,994	3,973
Insurance commission and fee income	5,666	5,693	6,456	2,826	3,451
Mortgage banking (loss) revenue	(929)	2,354	4,096	2,857	2,728
Other fee income	1,162	638	598	702	783
Gain on sales of securities, net	1,664	—	—	75	—
Gain (loss) on sales and disposals of other assets, net	70	(279)	—	(97)	(8)
Limited partnership investment income (loss)	112	282	(363)	50	3,078
Swap fee income (loss)	25	1	139	(285)	727
Other income	1,219	1,253	982	6,579	1,191
Total noninterest income	13,723	14,216	15,906	16,701	15,923
Noninterest expense
Salaries and employee benefits	31,834	27,310	26,488	24,718	23,629
Occupancy and equipment, net	5,399	4,514	4,427	4,306	4,353
Data processing	2,689	2,413	2,486	2,302	2,329
Office and operations	2,121	2,162	1,560	1,849	1,598
Loan related expenses	1,599	1,517	1,305	1,880	1,949
Professional services	1,188	420	1,060	923	912
Electronic banking	1,087	896	917	616	997
Advertising and marketing	1,196	859	871	1,147	863
Franchise tax expense	957	838	770	692	598
Regulatory assessments	877	802	626	526	664
Intangible asset amortization	1,872	525	537	194	194
Communications	279	252	281	286	359
Merger-related expense	3,614	807	571	—	—
Other expenses	1,529	835	875	907	720
Total noninterest expense	56,241	44,150	42,774	40,346	39,165
Income before income tax expense	19,063	26,118	25,961	33,182	33,220
Income tax expense	2,820	4,807	5,278	4,860	6,242
Net income	$16,243	$21,311	$20,683	$28,322	$26,978
Basic earnings per common share	$0.57	$0.90	$0.87	$1.21	$1.15
Diluted earnings per common share	0.57	0.90	0.87	1.20	1.14

Origin Bancorp, Inc.
Consolidated Balance Sheets

(Dollars in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Assets	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Cash and due from banks	$118,505	$123,499	$129,825	$133,334	$124,515
Interest-bearing deposits in banks	181,965	200,421	454,619	572,284	227,450
Total cash and cash equivalents	300,470	323,920	584,444	705,618	351,965
Securities:
AFS	1,672,170	1,804,370	1,905,687	1,504,728	1,486,543
Held to maturity, net of allowance for credit losses	11,285	4,288	4,831	22,767	37,702
Securities carried at fair value through income	6,347	6,630	7,058	7,497	10,876
Total securities	1,689,802	1,815,288	1,917,576	1,534,992	1,535,121
Non-marketable equity securities held in other financial institutions	53,899	76,822	45,242	45,192	45,144
Loans held for sale	59,714	62,493	80,295	80,387	109,956
Loans	6,882,681	5,528,093	5,194,406	5,231,331	5,187,288
Less: ALCL	83,359	63,123	62,173	64,586	69,947
Loans, net of ALCL	6,799,322	5,464,970	5,132,233	5,166,745	5,117,341
Premises and equipment, net	99,291	81,950	80,421	80,691	80,740
Mortgage servicing rights	21,654	22,127	21,187	16,220	16,000
Cash surrender value of bank-owned life insurance	38,885	38,742	38,547	38,352	38,162
Goodwill	136,793	34,153	34,153	34,368	26,741
Other intangible assets, net	52,384	15,900	16,425	16,962	3,089
Accrued interest receivable and other assets	210,425	175,159	161,772	141,758	146,219
Total assets	$9,462,639	$8,111,524	$8,112,295	$7,861,285	$7,470,478
Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$2,667,489	$2,214,919	$2,295,682	$2,163,507	$1,980,107
Interest-bearing deposits	4,361,423	3,598,417	3,947,714	3,864,058	3,600,654
Time deposits	748,415	489,822	523,783	543,128	578,007
Total deposits	7,777,327	6,303,158	6,767,179	6,570,693	6,158,768
FHLB advances and other borrowings	450,456	894,581	305,560	309,801	309,152
Subordinated debentures	201,687	157,540	157,478	157,417	157,357
Accrued expenses and other liabilities	126,145	109,872	205,213	93,163	139,534
Total liabilities	8,555,615	7,465,151	7,435,430	7,131,074	6,764,811
Stockholders’ equity:
Common stock	153,309	119,038	118,744	118,733	117,480
Additional paid-in capital	518,376	244,368	242,789	242,114	237,928
Retained earnings	410,572	398,946	381,222	363,635	338,387
Accumulated other comprehensive (loss) income	(175,233)	(115,979)	(65,890)	5,729	11,872
Total stockholders’ equity	907,024	646,373	676,865	730,211	705,667
Total liabilities and stockholders’ equity	$9,462,639	$8,111,524	$8,112,295	$7,861,285	$7,470,478

Origin Bancorp, Inc.
Loan Data

	At and For the Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

LHFI	(Dollars in thousands, unaudited)
Commercial real estate	$2,174,347	$1,909,054	$1,801,382	$1,693,512	$1,590,519
Construction/land/land development	853,311	635,556	593,350	530,083	518,920
Residential real estate	1,399,182	1,005,623	922,054	909,739	913,411
Total real estate loans	4,426,840	3,550,233	3,316,786	3,133,334	3,022,850
Commercial and industrial	1,967,037	1,430,239	1,358,597	1,454,235	1,435,203
Mortgage warehouse lines of credit	460,573	531,888	503,249	627,078	713,339
Consumer	28,231	15,733	15,774	16,684	15,896
Total LHFI	6,882,681	5,528,093	5,194,406	5,231,331	5,187,288
Less: allowance for loan credit losses ("ALCL")	83,359	63,123	62,173	64,586	69,947
LHFI, net	$6,799,322	$5,464,970	$5,132,233	$5,166,745	$5,117,341

Nonperforming assets
Nonperforming LHFI
Commercial real estate	$431	$224	$233	$512	$672
Construction/land/land development	366	373	256	338	592
Residential real estate	7,641	7,478	11,609	11,647	9,377
Commercial and industrial	5,134	5,930	8,987	12,306	13,873
Mortgage warehouse lines of credit	385	—	—	—	—
Consumer	74	80	96	100	41
Total nonperforming LHFI	14,031	14,085	21,181	24,903	24,555
Nonperforming loans held for sale	2,698	2,461	2,698	1,754	2,074
Total nonperforming loans	16,729	16,546	23,879	26,657	26,629
Repossessed assets	1,781	2,009	1,703	1,860	4,574
Total nonperforming assets	$18,510	$18,555	$25,582	$28,517	$31,203
Classified assets	$71,562	$54,124	$72,082	$71,232	$80,165
Past due LHFI (1)	10,866	7,186	21,753	25,615	25,954

Allowance for loan credit losses
Balance at beginning of period	$63,123	$62,173	$64,586	$69,947	$77,104
Provision for loan credit losses	15,787	2,503	(659)	(2,668)	(4,266)
ALCL - BTH merger	5,527	—	—	—	—
Loans charged off	1,628	2,192	2,402	3,162	3,035
Loan recoveries	550	639	648	469	144
Net charge-offs	1,078	1,553	1,754	2,693	2,891
Balance at end of period	$83,359	$63,123	$62,173	$64,586	$69,947

Origin Bancorp, Inc.
Loan Data - Continued

	At and For the Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Credit quality ratios	(Dollars in thousands, unaudited)
Total nonperforming assets to total assets	0.20%	0.23%	0.32%	0.36%	0.42%
Total nonperforming loans to total loans	0.24	0.30	0.45	0.50	0.50
Nonperforming LHFI to LHFI	0.20	0.25	0.41	0.48	0.47
Past due LHFI to LHFI	0.16	0.13	0.42	0.49	0.50
ALCL to nonperforming LHFI	594.11	448.16	293.53	259.35	284.86
ALCL to total LHFI	1.21	1.14	1.20	1.23	1.35
ALCL to total LHFI, adjusted (2)	1.29	1.25	1.33	1.43	1.63
Net charge-offs to total average LHFI (annualized)	0.07	0.12	0.14	0.21	0.22
____________________________
(1)Past due LHFI are defined as loans 30 days or more past due.
(2)The ALCL to total LHFI, adjusted is calculated at September 30, 2022, by excluding the ALCL for warehouse loans from the total LHFI ALCL in the numerator and excluding the warehouse loans from the LHFI in the denominator. For the periods prior to September 30, 2022, it is calculated by excluding the ALCL for warehouse loans from the total LHFI ALCL in the numerator and excluding the PPP and warehouse loans from the LHFI in the denominator. Due to their low-risk profile, mortgage warehouse loans require a disproportionately low allocation of the ALCL and PPP loans are fully guaranteed by the SBA.

Origin Bancorp, Inc.
Average Balances and Yields/Rates

	Three Months Ended
	September 30, 2022		June 30, 2022		September 30, 2021
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate

Assets	(Dollars in thousands, unaudited)
Commercial real estate	$2,046,411	4.64%	$1,828,700	4.17%	$1,505,731	4.08%
Construction/land/land development	760,682	5.20	587,872	4.52	527,881	4.10
Residential real estate	1,249,746	4.36	966,363	4.30	936,375	4.14
Commercial and industrial ("C&I")	1,816,912	5.64	1,398,802	4.26	1,492,375	4.14
Mortgage warehouse lines of credit	491,584	4.53	444,851	4.10	660,715	3.58
Consumer	24,137	6.80	15,979	6.03	16,222	5.81
LHFI	6,389,472	4.94	5,242,567	4.26	5,139,299	4.05
Loans held for sale	29,927	4.12	37,678	3.69	72,739	3.85
Loans receivable	6,419,399	4.93	5,280,245	4.25	5,212,038	4.05
Investment securities-taxable	1,547,848	2.00	1,610,400	1.77	853,277	1.60
Investment securities-nontaxable	317,175	2.69	258,178	2.32	280,189	2.24
Non-marketable equity securities held in other financial institutions	73,819	2.10	51,052	4.79	43,725	2.22
Interest-bearing balances due from banks	206,781	2.09	277,800	0.84	610,863	0.19
Total interest-earning assets	8,565,022	4.23	7,477,675	3.53	7,000,092	3.33
Noninterest-earning assets(1)	637,399		467,045		464,721
Total assets	$9,202,421		$7,944,720		$7,464,813

Liabilities and Stockholders’ Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$4,157,092	0.66%	$3,767,275	0.26%	$3,657,625	0.25%
Time deposits	669,900	0.51	503,325	0.49	582,384	0.67
Total interest-bearing deposits	4,826,992	0.64	4,270,600	0.29	4,240,009	0.30
FHLB advances and other borrowings	538,020	2.00	417,121	1.34	263,956	1.68
Subordinated debentures	186,803	4.81	157,517	4.64	157,321	4.63
Total interest-bearing liabilities	5,551,815	0.91	4,845,238	0.52	4,661,286	0.53
Noninterest-bearing liabilities
Noninterest-bearing deposits	2,582,500		2,288,732		1,965,843
Other liabilities(1)	129,354		143,427		134,079
Total liabilities	8,263,669		7,277,397		6,761,208
Stockholders’ Equity	938,752		667,323		703,605
Total liabilities and stockholders’ equity	$9,202,421		$7,944,720		$7,464,813
Net interest spread		3.32%		3.01%		2.80%
NIM		3.64		3.19		2.98
NIM - (FTE)(2)		3.68		3.23		3.02
NIM - FTE, adjusted (3)		3.61		3.20		2.94
____________________________
(1)Includes Government National Mortgage Association (“GNMA”) repurchase average balances of $29.1 million, $35.8 million, and $51.3 million for the three months ended September 30, 2022, June 30, 2022, and September 30, 2021, respectively. The GNMA repurchase asset and liability are recorded as equal offsetting amounts in the consolidated balance sheets, with the asset included in Loans held for sale and the liability included in FHLB advances and other borrowings.
(2)In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.
(3)NIM - FTE, adjusted, is calculated for the quarter ended September 30, 2022, by removing the net PAA accretion from the net interest income. For periods prior to September 30, 2022, it is calculated by removing average PPP loans from average interest-earning assets and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.

Origin Bancorp, Inc.
Non-GAAP Financial Measures

	At and For the Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Calculation of PTPP earnings:	(Dollars in thousands, except per share amounts, unaudited)
Net income	$16,243	$21,311	$20,683	$28,322	$26,978
Plus: provision for credit losses	16,942	3,452	(327)	(2,647)	(3,921)
Plus: income tax expense	2,820	4,807	5,278	4,860	6,242
PTPP Earnings	$36,005	$29,570	$25,634	$30,535	$29,299

Calculation of PTPP ROA and PTPP ROE:
PTPP earnings	$36,005	$29,570	$25,634	$30,535	$29,299
Divided by number of days in the quarter	92	91	90	92	92
Multiplied by the number of days in the year	365	365	365	365	365
PTPP earnings, annualized	$142,846	$118,605	$103,960	$121,144	$116,241

Divided by total average assets	9,202,421	7,944,720	8,045,246	7,559,570	7,464,813
PTPP ROA (annualized)	1.55%	1.49%	1.29%	1.60%	1.56%

Divided by total average stockholders' equity	$938,752	$667,323	$722,504	$715,614	$703,605
PTPP ROE (annualized)	15.22%	17.77%	14.39%	16.93%	16.52%

Calculation of core efficiency ratio:
Net interest income	$78,523	$59,504	$52,502	$54,180	$52,541
Less: insurance and mortgage net interest income	1,208	1,082	875	946	1,048
Total noninterest income	13,723	14,216	15,906	16,701	15,923
Less: insurance and mortgage noninterest income	4,737	8,047	10,552	5,683	6,179
Less: gain on fair value of the Lincoln Agency	—	—	—	5,200	—
Less: gain on sale of securities, net	1,664	—	—	75	—
Adjusted total revenue	$84,637	$64,591	$56,981	$58,977	$61,237
Total noninterest expense	$56,241	$44,150	$42,774	$40,346	$39,165
Less: insurance and mortgage noninterest expense	8,479	8,397	8,626	6,580	6,688
Less: merger-related expenses	3,614	807	571	—	—
Adjusted total noninterest expense	44,148	34,946	33,577	33,766	32,477

Efficiency ratio	60.97%	59.89%	62.53%	56.92%	57.21%
Core efficiency ratio	52.16	54.10	58.93	57.25	53.03

Calculation of tangible book value per common share and adjusted tangible book value per common share:
Total common stockholders’ equity	$907,024	$646,373	$676,865	$730,211	$705,667
Less: goodwill	136,793	34,153	34,153	34,368	26,741
Less: other intangible assets, net	52,384	15,900	16,425	16,962	3,089
Tangible common equity	717,847	596,320	626,287	678,881	675,837
Less: accumulated other comprehensive (loss) income	(175,233)	(115,979)	(65,890)	5,729	11,872
Adjusted tangible common equity	893,080	712,299	692,177	673,152	663,965
Divided by common shares outstanding at the end of the period	30,661,734	23,807,677	23,748,748	23,746,502	23,496,058
Tangible book value per common share	$23.41	$25.05	$26.37	$28.59	$28.76
Adjusted tangible book value per common share	$29.13	$29.92	$29.15	$28.35	$28.26

Origin Bancorp, Inc.
Non-GAAP Financial Measures

	At and For the Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Calculation of adjusted net income:
Net interest income after provision for credit losses	$61,581	$56,052	$52,829	$56,827	$56,462
Add: CECL provision for non-PCD loans	14,890	—	—	—	—
Adjusted net interest income after provision for credit losses	76,471	56,052	52,829	56,827	56,462

Total noninterest income	13,723	14,216	15,906	16,701	15,923
Less: GNMA MSR impairment	(1,950)	—	—	—	—
Less: gain on sales of securities, net	1,664	—	—	75	—
Less: Gain on fair value of the Lincoln Agency	—	—	—	5,200	—
Adjusted total noninterest income	14,009	14,216	15,906	11,426	15,923

Total noninterest expense	56,241	44,150	42,774	40,346	39,165
Less: merger-related expenses	3,614	807	571	—	—
Adjusted total noninterest expense	52,627	43,343	42,203	40,346	39,165

Income tax expense	2,820	4,807	5,278	4,860	6,242
Add: income tax expense	3,946	169	120	(1,108)	—
Adjusted income tax expense	6,766	4,976	5,398	3,752	6,242

Adjusted net income	$31,087	$21,949	$21,134	$24,155	$26,978

Calculation of adjusted ROA and adjusted ROE:
Adjusted net income	$31,087	$21,949	$21,134	$24,155	$26,978
Divided by number of days in the quarter	92	91	90	92	92
Multiplied by number of days in the year	365	365	365	365	365
Annualized adjusted net income	$123,334	$88,037	$85,710	$95,832	$107,032
Divided by total average assets	$9,202,421	$7,944,720	$8,045,246	$7,559,570	$7,464,813
Adjusted ROA (annualized)	1.34%	1.11%	1.07%	1.27%	1.43%
Divided by total average stockholders equity	$938,752	$667,323	$722,504	$715,614	$703,605
Adjusted ROE (annualized)	13.14%	13.19%	11.86%	13.39%	15.21%

Calculation of adjusted EPS and adjusted dilutive EPS:
Numerator:
Adjusted net income	$31,087	$21,949	$21,134	$24,155	$26,978
Denominator:
Weighted average common shares outstanding	28,298,984	23,740,611	23,700,550	23,484,056	23,429,705
Weighted average diluted common shares outstanding	28,481,619	23,788,164	23,770,791	23,609,874	23,613,010

Adjusted basic earnings per share	$1.10	$0.92	$0.89	$1.03	$1.15
Adjusted diluted earnings per share	1.09	0.92	0.89	1.02	1.14

Origin Bancorp, Inc.
Non-GAAP Financial Measures

	Nine Months Ended September 30,
(Dollars in thousands, except per share amounts, unaudited)	2022	2021
Calculation of PTPP earnings:
Net income	$58,237	$80,224
Plus: provision for credit losses	20,067	(8,118)
Plus: income tax expense	12,905	19,025
PTPP earnings	$91,209	$91,131

Calculation of PTPP ROA and PTPP ROE:
PTPP earnings	$91,209	$91,131
Divided by number of days in this period	273	273
Multiplied by the number of days in the year	365	365
PTPP earnings, annualized	$121,946	$121,842

Divided by total average assets	$8,401,701	$7,441,055
PTPP ROA	1.45%	1.64%

Divided by total average stockholders' equity	$776,985	$678,223
PTPP ROE	15.69%	17.96%

Calculation of core efficiency ratio:
Net interest income	$190,529	$162,072
Less: insurance and mortgage net interest income	3,165	3,030
Total noninterest income	43,845	45,492
Less: insurance and mortgage noninterest income	23,336	20,342
Less: gain on sale of securities, net	1,664	1,673
Adjusted total revenue	$206,209	$182,519

Total noninterest expense	$143,165	$116,433
Less: insurance and mortgage noninterest expense	25,502	20,904
Less: merger-related expenses	4,992	—
Less: other noninterest expense	—	1,613
Adjusted total expense	$112,671	$93,916

Efficiency ratio	61.08%	56.09%
Core efficiency ratio	54.64%	51.46%

Origin Bancorp, Inc.
Non-GAAP Financial Measures

	Nine Months Ended September 30,
(Dollars in thousands, except per share amounts, unaudited)	2022	2021
Calculation of adjusted net income:
Net interest income after provision for credit losses	$170,462	$170,190
Add: CECL provision for non-PCD loans	14,890	—
Adjusted net interest income after provision for credit losses	185,352	170,190

Total noninterest income	43,845	45,492
Less: GNMA MSR impairment	(1,950)	—
Less: gain on sales of securities, net	1,664	1,673
Adjusted total noninterest income	44,131	43,819

Total noninterest expense	143,165	116,433
Less: merger-related expense	4,992	—
Adjusted total noninterest expense	138,173	116,433

Income tax expense	12,905	19,025
Add: income tax expense	4,235	(351)
Adjusted income tax expense	17,140	18,674

Adjusted net income	$74,170	$78,902

Calculation of adjusted ROA and adjusted ROE:
Adjusted net income	$74,170	$78,902
Divided by number of days in the quarter	273	273
Multiplied by number of days in the year	365	365
Annualized adjusted net income	$99,165	$105,492
Divided by total average assets	$8,401,701	$7,441,055
Adjusted ROA (annualized)	1.18%	1.42%
Divided by total average stockholders' equity	$776,985	$678,223
Adjusted ROE (annualized)	12.76%	15.55%

Calculation of adjusted EPS and Dilutive EPS:
Numerator:
Adjusted net income	$74,170	$78,902
Denominator:
Weighted average common shares outstanding	25,263,681	23,413,794
Weighted average diluted common shares outstanding	25,366,807	23,606,597

Adjusted basic earnings per share	$2.94	$3.37
Adjusted diluted earnings per share	2.92	3.34